UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2020

Pegasystems Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11859

Massachusetts	04-2787865
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Rogers Street, Cambridge, Massachusetts 02142-1209
(Address of principal executive offices, including zip code)

617-374-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, $.01 par value per share	PEGA	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c)

On April 29, 2020, Pegasystems Inc. (the “Company”) announced that it has appointed Hayden Stafford as the Company’s President of Global Client Engagement, with an anticipated start date of June 1, 2020.

Mr. Stafford, age 49, has served as Corporate Vice President – Global Microsoft Business Applications at Microsoft Corporation since August 2017 and previously served as Vice President, Global Enterprise Sales, Microsoft Dynamics at Microsoft from May 2014 to August 2017. Prior to that, from June 2012 to May 2014, Mr. Stafford worked at salesforce.com, inc. as Senior Vice President – Industry Business Sales. Mr. Stafford previously worked at IBM in a variety of positions from 2001 to 2012 and at Ernst & Young as a management consultant from 1994 to 2000.

The selection of Mr. Stafford to serve as the President of Global Client Engagement with the Company was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Stafford and any director or other executive officer of the Company and there are no related persons transactions between the Company and Mr. Stafford reportable under Item 404(a) of Regulation S-K.

Mr. Stafford’s offer letter specifies the details of his compensation and provides for his employment on an “at-will” basis at an annual base salary of $430,000. Mr. Stafford will participate in the Company’s sales commission plan, providing Mr. Stafford the opportunity to earn commission payments that, at target, are $516,000 per year. Mr. Stafford is eligible for an annual bonus of up to 50% of his base salary, subject to the funding provisions of the applicable bonus plan and pro-rated for the first year. Mr. Stafford will also receive a $600,000 sign-on bonus that is repayable to the Company in the event of a voluntary termination by Mr. Stafford, or a termination by the Company for cause, within twelve months of Mr. Stafford commencing employment with the Company. In addition, the offer letter provides for reimbursement to Mr. Stafford in the event termination of Mr. Stafford’s employment with his current employer results in a reduction of income to Mr. Stafford.

The Company will also provide Mr. Stafford with an equity grant, of which 40% will be stock options and 60% restricted stock units, and for which the Company will incur a $5,000,000 expense, to vest on a quarterly basis over 5 years.

In addition, in August 2020, the Company will also provide Mr. Stafford an additional equity grant, of which 50% will be stock options and 50% restricted stock units, and for which the Company will incur a $1,500,000 expense, to vest on a quarterly basis over 5 years. Pursuant to the terms of the offer letter, Mr. Stafford is next eligible for an additional grant in 2022.

In the event the Company terminates Mr. Stafford’s employment without cause, he is eligible to receive a severance payment equal to six months of his base salary, plus an additional month for each year of service up to a maximum of twelve months, provided Mr. Stafford signs a mutually acceptable form of release. Additionally, in the event of a change of control and termination of Mr. Stafford’s employment, all of Mr. Stafford’s unvested equity will accelerate.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: April 29, 2020	By:	/s/ Kenneth Stillwell
Kenneth Stillwell Chief Financial Officer